EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-3 (No. 333-114710 and No. 333-125582) for the registration of an aggregate maximum offering price of $500,000,000 of common stock, preferred stock, shares of preferred stock represented by depositary shares, warrants, stock purchase contracts and units, and Form S-8 (No. 333-118361) pertaining to the 1998 Stock Option Plan and the 2004 Stock Incentive Plan) of Cedar Shopping Centers, Inc. and in the related Prospectus and Prospectus Supplement of our report dated December 12, 2007 with respect to the Combined Statements of Revenues and Certain Expenses of Groton Center, Carman’s Plaza, West Bridgewater Plaza, Yorktowne Plaza and Kings Plaza (collectively the “WP Properties”), all included in Cedar Shopping Centers, Inc.’s Current Report on Form 8-K dated December 12, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
December 12, 2007